EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Kingstone Announces Estimated First Quarter Catastrophe Losses

Kingstone Declares Quarterly Dividend of $0.04 per share

Kingston, NY — May 2, 2022 – Kingstone Companies, Inc. (Nasdaq: KINS) (the “Company” or “Kingstone”), a Northeast regional property and casualty insurance holding company, today announced that Kingstone Insurance Company, its wholly-owned subsidiary, estimates net unaudited pre-tax catastrophe losses for the first quarter of 2022 of $2.59 million ($2.05 million after-tax). Catastrophe losses for the quarter comprised four events.

The estimated unaudited losses indicated above are based on information available as of May 2, 2022 and management’s initial review of operations for the first quarter. They remain subject to change based on management’s ongoing review of the Company’s first quarter results and are forward-looking statements (see “Forward-Looking Statements” below). Kingstone assumes no obligation to update these statements. The actual losses may be materially different and are affected by the risk factors and uncertainties identified in Kingstone’s annual and quarterly filings with the Securities and Exchange Commission.

Kingstone also announced today that its Board of Directors has declared a common stock dividend of $0.04 per share. The dividend is payable on June 15, 2022 to holders of record as of May 31, 2022.

Financial information, including material announcements about Kingstone Companies, is routinely posted on www.kingstonecompanies.com.

About Kingstone Companies, Inc.

Kingstone is a northeast regional property and casualty insurance holding company whose principal operating subsidiary is Kingstone Insurance Company (“KICO”). KICO is a New York domiciled carrier writing business through retail and wholesale agents and brokers. KICO offers primarily personal lines insurance products in New York, New Jersey, Rhode Island, Massachusetts, and Connecticut. Kingstone is also licensed in Pennsylvania, New Hampshire and Maine.

Forward-Looking Statements

Kingstone is a northeast regional property and casualty insurance holding company whose principal operating subsidiary is Kingstone Insurance Company (“KICO”). KICO is a New York domiciled carrier writing business through retail and wholesale agents and brokers. KICO offers primarily personal lines insurance products in New York, New Jersey, Rhode Island, Massachusetts, and Connecticut. Kingstone is also licensed in Pennsylvania, New Hampshire, and Maine.

CONTACT:

Kingstone Companies, Inc.

Amanda M. Goldstein

Investor Relations Director

(516) 960-1319